Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Thermadyne Holdings Corporation:
We consent to the use of our report dated March 28, 2011 with respect to the consolidated balance sheets of Thermadyne Holdings Corporation (the Company) as of December 31, 2010 (Successor Company) and 2009 (Predecessor Company), and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from December 3, 2010 through December 31, 2010 (Successor Company), the period from January 1, 2010 through December 2, 2010 (Predecessor Company) and each of the years in the two-year period ended December 31, 2009 (Predecessor Company) included herein and to the reference to our firm under the heading “Experts” in the Prospectus.
As discussed in Note 1 to the consolidated financial statements, effective December 3, 2010, the Company was acquired in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different basis than for the periods before the acquisition and, therefore, is not comparable.
/s/ KPMG LLP
St. Louis, Missouri
June 29, 2011